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                                                                   Exhibit 10.13


                              AMERICA ONLINE, INC.

                            EXECUTIVE INCENTIVE PLAN

The America Online, Inc. Executive Incentive Plan (the "Incentive Plan") is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Incentive Plan shall be administered by the Compensation and Management Development Committee (the "Committee") of the Board of Directors of America Online, Inc. (the "Company"). The Committee shall select those executive officers of the Company with significant operating and financial responsibility and who are likely to be "covered employees" (within the meaning of Section 162(m) of the Code) for the relevant fiscal year, to be eligible to earn annual cash incentive compensation payments to be paid under the Incentive Plan.

The Committee shall establish performance goals within the first 90 days of each fiscal year. The performance goals selected by the Committee shall be based on any one or more of the following: price of the Company's Common Stock, stockholder return, return on equity, return on investment, return on capital, economic profit, economic value added, net income, operating income, sales, free cash flow, earnings per share, operating company contribution or market share.

These goals shall have a minimum performance standard below which no payments will be made, and a maximum performance standard above which no additional payments will be made. Any performance goals established may be based on an analysis of historical performance and growth expectations, financial results of comparable businesses, and progress toward achieving the Company's long-range strategic plan. These performance goals and determination of results shall be based entirely on financially-based measures. The Committee may not use any discretion to modify award results except as permitted under Section 162(m) of the Code.

Annual incentive compensation targets (the "Target Percentage") may be established for eligible executives ranging from 50% to 250% of base salary. Executives may earn their target incentive compensation if the business achieves the pre-established performance goals. The Target Percentage for each executive will be based on the level and functional responsibility of his or her position, size of the business for which the executive is responsible, and competitive practices. The amount of incentive compensation paid to participating executives may range from 0 to 2.0 times their incentive compensation target, based upon the extent to which performance goals are achieved or exceeded. Except as otherwise permitted by Section 162(m) of the Code, the minimum level at which a participating executive will earn any incentive payment, and the level at which an executive will bear the maximum incentive payment of double the target, must be established by the Committee prior to the commencement of each bonus period. Actual payouts must be based on either a straight-line or pre-established graded interpolation based on these minimum and maximum levels and the performance goals.

The maximum dollar amount to be paid for any year under the Incentive Plan to any participant may not exceed $5,000,000.